As filed with the Securities and Exchange Commission on June 24, 2008

Registration No. 333-38696

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1655029
(State of Incorporation)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 200

Westminster, Colorado 80020

(Address of principal executive offices)

2000 Stock Incentive Compensation Plan

1995 Stock Option Plan

(Full title of the plans)

Paul L. Berns

President and Chief Executive Officer

Allos Therapeutics, Inc.

11080 CirclePoint Road, Suite 200

Westminster, Colorado 80020

(303) 426-6262

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C. T. Linfield, Esq.

Brent D. Fassett, Esq.

COOLEY GODWARD KRONISH LLP

380 Interlocken Crescent, Suite 900

Broomfield, Colorado 80021

(720) 566-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-38696) (the “Registration Statement”) of Allos Therapeutics, Inc. (the “Company”) pertaining to 2,583,183 shares of the Company’s common stock, par value $0.001 per share, which was filed with the Securities and Exchange Commission and became effective on June 6, 2000.  The Registration Statement registered 1,825,483 shares of common stock for sale pursuant to the Company’s 1995 Stock Option Plan (the “1995 Plan”) and 757,700 shares of common stock for sale pursuant to the Company’s 2000 Stock Incentive Compensation Plan (the “2000 Plan”).

On June 24, 2008 (the “Effective Date”), the stockholders of the Company approved the Company’s 2008 Equity Incentive Plan (the “2008 Plan”).  The 2008 Plan is intended as the successor to and continuation of the 2000 Plan.  As of the Effective Date of the 2008 Plan, all shares remaining available for issuance under the 2000 Plan became available for issuance under the 2008 Plan and all outstanding stock awards granted under the 2000 Plan were deemed granted pursuant to the 2008 Plan, but remain subject to the terms of the 2000 Plan.  As of the Effective Date, no additional stock awards will be granted under the 2000 Plan.  The Company intends to file a new Form S-8 Registration Statement pertaining to the 2008 Plan.

Subject to the foregoing, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered for issuance under the 2000 Plan and the Registration Statement but unsold thereunder.  The 333,828 shares of the Company registered and unsold under the 1995 Plan and the Registration Statement as of the date hereof shall not be removed from registration hereby and shall remain available for issuance thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on June 24, 2008.

ALLOS THERAPEUTICS, INC.

By:	/s/ Paul L. Berns
Paul L. Berns
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul L. Berns and Marc H. Graboyes, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J. Hoffman	Chairman of Board of	June 24, 2008
(Stephen J. Hoffman)	Directors and Director

/s/ Paul L. Berns	President, Chief Executive Officer	June 24, 2008
(Paul L. Berns)	and Director
(Principal Executive Officer)

/s/ David C. Clark	Vice President, Finance and Treasurer	June 24, 2008
(David C. Clark)	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Michael D. Casey	Director	June 24, 2008
(Michael D. Casey)

/s/ Stewart Hen	Director	June 24, 2008
(Stewart Hen)

/s/ Jeffrey R. Latts	Director	June 24, 2008
(Jeffrey R. Latts)

/s/ Jonathan S.Leff	Director	June 24, 2008
(Jonathan S. Leff)

/s/ Timothy P.Lynch	Director	June 24, 2008
(Timothy P. Lynch)

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